Exhibit 10(v)
IT Transformation Agreement
by and between
Infineon Technologies AG, Munich, Germany
— hereinafter referred to as “IFAG” —
and
Qimonda AG, Munich, Germany
— hereinafter referred to as “QI AG” —
— IFAG and QI AG may hereinafter be collectively referred to as the “Parties” and severally referred to as a “Party” —
PREAMBLE
1.	With effect as of May 1st, 2006, the Parties have agreed on a Master IT Cost Sharing Agreement (MICSA) subject to which certain services (referred to in the MICSA as “Shared IT Services”) have been agreed.

2.	The Parties intend to terminate all Shared IT Services subject to the MICSA as well as the MICSA with effect as of September 30th, 2007.

3.	Because additional time is needed to complete the IT Carve Out, the Parties agree to enter into this IT Transformation Agreement (“Contract”) to govern:
a.	Provision by IFAG Group to QI AG Group of certain operational services pursuant to this Contract,

b.	Completion of the Shared Projects defined in Exhibit 3,

c.	Provision by IFAG Group to QI AG Group of certain termination assistance regarding the former Shared IT Services, and

d.	The compensation from QI AG to IFAG for the services provided by IFAG pursuant to this Contract,
Therefore, QI AG and IFAG agree as follows:
1.	Termination of the MICSA

The Parties agree that all Shared IT Services subject to the MICSA as well as the MICSA shall terminate with effect as of September 30th, 2007, 12.00 p.m. (i.e., midnight local time at any IFAG Group or QI AG Group location concerned).

2.	Services

Commencing seamless upon the expiration of the MICSA as of beginning of the new IFAG and QI AG fiscal year 2007/2008, i.e. October 1st, 2007, 0.00 a.m. (“Effective Date”), IFAG shall render the following Services for the QI AG Group.

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2.1	Operational Services

IFAG shall provide to the QI AG Group the Operational Services and data which are reasonably required by QI AG until the IT Carve Out is finalized, including but not limited to such services as listed in Exhibit 2 (“Operational Services”).

The Operational Services shall be provided by IFAG to the extent that such Operational Services are required by the QI AG Group for an unlimited number of users, seats, sites, affiliates, licenses and without any other limitation, but not to exceed the scope of the Shared IT Services that were being delivered pursuant to the MICSA as of its expiry.

The Operational Services shall be carried out in the same quality and shall be subject to the same service levels which are applicable or observed by IFAG when providing similar services for its own purposes.

In the event that the Operational Services as requested by QI AG exceed the scope or quality as described above, the CIOs of both Parties shall in good faith agree on such additional services.

QI AG Group shall be responsible for obtaining its own software licenses as required by QI AG’s use of the Operational Services. Notwithstanding the foregoing, as of the Effective Date of this Contract, the Parties acknowledge that while certain software licenses are provided by IFAG Group to QI AG Group, a joint effort is under way for QI AG to obtain all of its own licenses by either splitting existing licenses owned by IFAG Group as may be mutually agreed, or by QI AG purchasing its own licenses. This license issues are provided for in Section 2.5. Regarding maintenance for any such software, the following shall apply:
(i) Once QI AG Group has obtained its own license for a particular software program, QI AG Group shall be responsible for purchasing maintenance on such software license;
(ii) unless otherwise mutually agreed, for any license that is not yet split and/or is provided by IFAG Group to QI AG Group pursuant to this Contract, IFAG will continue to be responsible for maintenance on such licenses to the extent that such license was maintained by IFAG Group prior to the Effective Date of this Contract.
Maintenance as well as any other Operational Services provided by IFAG Group for QI AG Group as described herein is covered by the lump sum as stated in Section 4.

This contract does not regulate Service provisions from QI AG Group to IFAG Group. Unless otherwise agreed (e.g. by separate contract), commencing as of the Effective Date of this Contract, the QI AG Group will, after having terminated the former IT Shared Services subject to the MICSA, not provide any further IT Services to the IFAG Group.

2.2	Project Support

IFAG shall provide to the QI AG Group the Project Support as described in Exhibit 3 (“Project Support”). Project Support consists of support for the two major projects “SYSCO” (Section 1 of Exhibit 3) and “RIAS” (Section 2 of Exhibit 3), the results of which shall be owned and used by both Parties (according to Section 6.1), as well as support for certain other QI AG Group projects (such support for other QI AG Group projects shall be collectively referred to as the “Additional Project Support”).

The list in Exhibit 3 is not conclusive with regard to the Additional Project Support. Therefore, the list in Exhibit 3 may be extended by the QI AG Group with regard to the Additional Project Support, however, the total volume of the Additional Project Support shall not exceed a maximum of 500 (five hundred) man days (IFAG internal or external resources). By way of clarification, additional support needed for the “SYSCO” (Section 1 of Exhibit 3) or “RIAS” (Section 2 of Exhibit 3) projects shall be provided by IFAG and such additional support shall not be counted towards and be subject to the aforesaid 500 man day limitation.

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The Project Support shall be carried out in the same quality which is applicable or observed by IFAG when providing similar services for its own purposes.

Without prejudice to the terms of this Section 2.2 above, the coordination of the Additional Project Support shall be managed by the two CIO’s of QI AG and IFAG who shall determine the scope, schedule and the involvement of both Parties.

Any Project Support provided by IFAG Group for QI AG Group as described herein are, subject to the 500 man day limitation set forth above, covered by the lump sum as stated in Section 4.

This contract does not regulate Service provisions from QI AG Group to IFAG Group. Unless otherwise agreed (e.g. by separate contract), commencing as of the Effective Date of this Contract, the QI AG Group will, after having terminated the former IT Shared Services subject to the MICSA, not provide any further IT Services to the IFAG Group.

2.3	Termination Assistance

In Section 10 of the MICSA, the Parties have agreed that, in case of the termination of the MICSA and/or Shared IT Services subject to the MICSA, termination assistance activities shall be specified and agreed in a separate termination assistance agreement. Due to the fact that the Parties agree on a complete termination of the MICSA and all Shared IT Services subject to the MICSA, there is a variety of such termination assistance activities which cannot be specified with economically reasonable efforts and that the extend of these activities will only be identifiable in the course of the performance of these activities.

Therefore, the Parties agree that IFAG shall carry out all kind of termination assistance activities which IFAG considers as necessary or which have been requested by QI AG (“Termination Assistance”) and these termination assistance activities are comprehensively and exclusively agreed to in this Contract. The Termination Assistance resources requested by QI AG shall be included in the maximum of 500 man days agreed in section 2.2, i.e. the total number of man days spent for Additional Project Support and Termination Assistance resources requested by QI AG shall not exceed 500 man days. Without prejudice to the terms of this Section 2.3 above, the coordination of the Termination Assistance shall be managed by the two CIO’s of QI AG and IFAG who shall, subject to all of the provisions and limitations set forth in this Contract, determine the scope, schedule and the involvement of both Parties.

The Termination Assistance shall be carried in the same quality and shall be subject to the same service levels which are applicable or observed by IFAG when providing similar services for its own purposes. IFAG shall only employ such employees or external consultants with the provision of the Termination Assistance who are skilled and experienced in the respective Termination Assistance.

Any Termination Assistance provided by IFAG Group for QI AG Group as described herein, subject to the 500 man day limitation set forth above, is covered by the lump sum as stated in Section 4.

This contract does not regulate Service provisions from QI AG Group to IFAG Group. Unless otherwise agreed (e.g. by separate contract), commencing as of the Effective Date of this Contract, the QI AG Group will, after having terminated the former IT Shared Services subject to the MICSA, not provide any further IT Services to the IFAG Group.

The Parties agree that the Termination Assistance agreed herein shall be the total termination assistance which either Party may request from the other Party in accordance with the MICSA and/or the Shared IT Services subject to the MICSA and/or any other agreement — except for written agreements concluded after the date of this agreement and except for QI AG Group’s services regarding IFAG Group’s 200 mm production in Dresden until March 31st, 2008 — between the Parties concerning IT services or IT equipment (including but not limited to software) and there shall be no further claim neither for the provision of any further termination assistance nor for payment for termination assistance costs or expenses whatsoever (including but not limited to ramp down-, residual-, sticky-, termination assistance-, depreciation-, or other costs and expenses).

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2.4	SOX Compliance

As a part of each Operational Service, Project Support and Termination Assistance, IFAG will also deliver to QI AG the documentation regarding each Operational Service, Project Support, Termination Assistance as well as for any related system which is prepared by IFAG under or in connection with IFAG’s needs to comply with the Sarbanes Oxley Act (“SOX”). If QI AG should need documentation of any other SOX related services that are not otherwise required by IFAG in order to achieve compliance with SOX, and if QAG wants to have IFAG provide such additional SOX related documentation or services, the CIOs of both Parties shall in good faith agree on such additional documentation.

By way of clarification, the parties agree that, other than as provided for above in this Section 2.4, IFAG Group shall have no other responsibility with regard to QI AG Group’s compliance with SOX (e.g. QI AG Group shall be responsible for establishing and testing its own controls, SOX audit etc.).

2.5	Software License Transfer

With regard to any third party software (i.e. which has not been developed by either IFAG Group and/or QI AG Group and with regard to which either only IFAG Group and/or QI AG Group holds the relevant licenses), which has been used by QI AG Group since May 1st, 2006 but has not been acquired (i.e. licensed, purchased or rented) by QI AG Group after May 1st, 2006 (the “QI 3rd Party Software”) the Parties additionally agree to the following:

The Parties wish that QI AG Group shall have its own licenses regarding the QI 3rd Party Software which shall be achieved by splitting the existing licenses between the Parties as provided for in this Section 2.5.

With regard to this split the Parties agree in order to support the timely finalization of the IT Carve Out, to facilitate administrative procedure and to reduce demands on resources to arrange this license split and transfer in the sense of a fair split according to the usage of the licenses within the companies on May 1st, 2006, and in accordance with the other criteria set forth below.

This fair split approach shall be done as follows:
a)	To the extent that the Parties have agreed or will agree in the future in writing on a specific split ratio with regard to a certain software license (“Individual License Split”), such Individual License Split shall apply.

b)	All remaining licenses which are not subject to an Individual License Split shall be split in that way that IFAG Group shall be granted 72% of the seats or user rights of any software license QI AG Group shall be granted 28% of the seats or user rights of any software license, unless one or more of the subsequent principles apply.
•	In case one Party requests so, the Parties will enter into good faith negotiations for an Individual License Split.

•	In case of named or otherwise specifically numbered user licenses, in which case the split shall be made in accordance with the ratio of the number of such user licenses used respectively by QI AG Group and IFAG Group on May 1st 2006, unless one Party decides to be in need of a less number of user licenses or not to be in need of such user licenses at all, in which case such surplus or all user licenses, whichever the case may be, shall be transferred to the other Party if the other Party agrees to such transfer.

•	In case, the to-be-split software license is a license that cannot be split (e.g. in case of certain enterprise licenses, non-transferable licenses), and the Parties fail to accomplish an alternative, fair business solution, IFAG shall keep such license(s). So long as IFAG

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holds more than 50% or more of all shares in QI AG, the QI AG Group may continue to use any such enterprise licenses or non-transferable licenses as may be permitted under such license agreement. After the point in time that IFAG holds less than 50% of all shares in QI AG, then if required by QI AG Group, QI AG Group will purchase its own such license(s),

•	In case a license was purchased specifically for the use of a singular IFAG Group or QI AG Group entity or site, such license shall not be split and shall remain fully and exclusively with that specific site or entity. However, licenses which have been purchased by and/or for Infineon Technologies IT Services GmbH, Klagenfurt, and Infineon Technologies AG, Munich shall be exempted from this rule since they are considered administratively driven (i.e. under central procurement aspects).
c)	The Parties shall use best efforts to reach an agreement with the respective licensor of the QI 3rd Party Software which supports the license split as agreed herein or in an Individual License Split agreement.

d)	The licenses to be transferred to QI AG Group with regard to the QI 3rd Party Software which is subject to the license split agreed herein or in an Individual License Split agreement shall be in accordance with the respective license agreement which IFAG Group has agreed for such software with the licensor.

e)	Any additional services regarding the QI 3rd Party Software, which have already been fully paid for before the Effective Date, including, but not limited to additional warranty or paid-up updating or upgrading, the right to receive such services shall be split according to the split of the QI 3rd Party Software.

f)	Licenses to be transferred to QI AG Group as agreed hereunder or in an Individual License Split agreement are covered by the lump sum as stated in Section 4, subject only to QI AG’s obligation to acquire and pay for licenses of its own according to this Section 2.5 b), if any, as well as to any fees associated with the relevant transfer that may be payable to the respective third party licensor.

g)	In the event that, after any license split between the Parties in accordance with the foregoing paragraphs a) to g), it turns out that the scope of the license obtained is insufficient for the respective Party’s purposes, the transferring Party cannot be held liable for any legal or financial consequences incurred by such deficiency.
3.	LIABILITY

3.1	In the performance of the services set forth in Section 2 (“Services”), IFAG and its Subsidiaries shall only be obliged to accept responsibility for the level of care which it also customarily applies in its own matters when performing similar Services.

3.2	If any Service is not performed at the proper time or is performed in a faulty manner and the Service providing entity is responsible for the delay or faulty performance. IFAG shall be obliged to remedy and perform the required Service in a satisfactory manner within a reasonable period of time.

3.3	Any liability for damages on the basis of this Contract shall be excluded, in particular the liability for indirect or consequential damages arising from interrupted operation, loss of profits, loss of information and data, unless in cases of wilful intent or in any cases where liability is mandatory at law.

3.4	In case IFAG has subcontracted all or parts of the performance or contribution to the Services to a Third Party, and in the event that QI AG is damaged as a result of faulty performance on the part of such Third Party, QI AG may request the assignment of the right to claim compensation for damages against such Third Party, unless that in the event that IFAG was also damaged, the Parties will cooperate to ensure that each Party receives an appropriate proportional share of any such compensation for damage that may be received by IFAG from such Third Party.

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4.	REMUNERATION

4.1	Payment

As the sole remuneration for the performance of the Services (whether the Services have been rendered by IFAG, IFAG’s Subsidiaries or Third Parties engaged by IFAG) as well as the sole compensation for any and all costs and expenses accrued in connection with the Services (whether such costs or expenses have been accrued by IFAG, IFAG’s Subsidiaries or Third Parties engaged by IFAG), QI AG shall pay a non-refundable lump sum amount of €29,700,000.00 (twenty nine million seven hundred thousand Euros) to IFAG.

By way of clarification, unless otherwise separately agreed in writing, the above stated lump sum is inclusive of all IT related depreciation (e.g., the former GOAL project) as being born by IFAG, and no part of any such depreciation shall be transferred or otherwise charged to QI AG Group, either during the term of this Contract or after termination of this Contract.

4.2	Invoicing

The lump sum amount stated in Section 4.1 shall be invoiced by IFAG in six (6) equal monthly installments of €4,950,000 (four million nine hundred fifty thousand Euros) at the 30th or last business day of each month beginning at October 30th, 2007 and ending March 31st 2008.

Invoices shall be due for payment according to the general payment terms agreed between IFAG and QI AG.

4.3	Currency

All amounts due hereunder shall be invoiced and paid in the Euro currency.

4.4	Taxes, Customs Duties and Other Charges

Except for VAT, any prices and charges include all taxes, customs duties or other charges levied against the prices or charges by governmental authorities.

5.	RIGHTS & RESPONSIBILITIES OF BOTH PARTIES

5.1	Provided Items and Information

Certain Services will require that the Parties provide certain items and information to enable the provision of the Services. The Parties agree to provide all such items and information on a timely basis at no charge. The Parties agree to use all reasonable efforts that any required decisions and tasks to be executed are completed in a timely manner. Should a Party fail to fulfill its material duties of co-operation in the agreed manner or within the agreed time limit, such failure shall extend the due date or affected service levels for the performance of obligations of the other Party to the extent required as a result of delayed performance.

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5.2	Access to the Parties’ Premises

Each Party may elect, at its own expense, to visit those parts of the other Party’s facilities used to provide the Services, as may be reasonably required to support the delivery of the Services. Each Party shall grant reasonable access to the other Party of any of its premises that are related to such Party’s performance under this Contract. Such access shall be granted a) with appropriate prior notice; b) in accordance with the granting Party’s security and other visitor procedures; c) made during normal business hours of the granting Party; and d) provided such visits do not hinder or obstruct the granting Party in its daily operations or the timely performance of its obligations under this Contract. Each Party will provide, at no charge to the other Party, the premises and working environment at their respective locations to those members of the other Party’s staff who are reasonably required to be located on such premises for purposes of providing the Services, including but not limited to such things as reasonable office space, office furnishings, data center space, utilities in connection with such space. Additionally, a Party’s personnel located at the other Party’s premises in conjunction with the Services shall have access to services such as canteen, parking and medical assistance on a comparable basis to such services that are available to the other personnel at the subject location, at no additional cost.

6.	Intellectual Property and Infringement of Third Party rights

6.1	Intellectual Property

Each Party will remain the owner of its Material, any modifications thereto, and all related Intellectual Property Rights thereto with regard to all Material provided or otherwise made available in the course of the performance of the Services stated in Section 2. The Parties will grant each other the right to use the Material provided solely to the extent necessary to provide the Services.

Unless otherwise agreed in writing, any Material or related Intellectual Property Rights developed, made, or otherwise created by the Parties or an employee or employees of the Parties in the course of the performance of the Services pursuant to Section 2 of this Agreement (hereafter “New IP”) shall be jointly owned by each Party, and each Party shall have full, unrestricted, and unencumbered rights to practice and exploit such New IP.

Notwithstanding the foregoing to the contrary, the following shall apply to the New IP with regard to transfer to third parties: The Parties entered into a contribution agreement (“Einbringungsvertrag”) dated April 25, 2006 (including its exhibits and amendments), and a subsequent Information Technology IP amendment thereto (“Nachtrag 3”), including its respective exhibits and amendments (hereinafter “Amendment 3”) and any New IP shall be subject to the same regulations as provided for in Amendment 3.

6.2	Trade Marks/Service marks

The Parties agree that neither the QI AG Group nor the IFAG Group shall, without the prior written consent of the other Party, use the name, service marks or Trade Marks of such other Party. The Parties agree to ensure that the copyright notice and any other legend of ownership on the original are reproduced on any copies of Material provided under this Contract.

6.3	Intellectual Property Indemnity

6.3.1	If, in connection with the provision or use of the Services, any claim, action or allegation by a Third Party against a Party asserting or involving an infringement of an Intellectual Property Right of said Third Party, the Party furnishing the alleged Infringing Material (the “Indemnifying Party”) will defend, at its expense, and will indemnify and hold harmless the other Party (the “Indemnified Party”) against any loss, cost, expense or liability arising out of such claim, whether or not such claim is successful.’

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6.3.2	Neither Party shall be liable for the infringement to the extent that the claim, action or allegation is based on (i) the use, license or sale of the Infringing Material in combination with other materials (including software) not furnished or recommended by the Indemnifying Party or (ii) use, modification, installation, implementation of the Infringing Material in a manner not allowed under the respective license granted to the Indemnified Party or (iii) the failure to maintain the Infringing Material according to the Indemnifying Party’s prior given written recommendations, where without these aforesaid activities (i.e., (i) — (iii)), the claim, allegation or action would not have arisen.

6.3.3	Each Party hereunder shall give the other Party prompt notice in writing of any claim or liability hereby indemnified against by such other Party and thereupon such other Party shall be entitled to control, and shall assume full responsibility for, the defence of such matter. If the Indemnifying Party elects to assume such responsibility, it shall so notify the Indemnified Party. The indemnities contained herein shall not be deemed to be a waiver of or limitation of any other rights either Party may have including, but not limited to, rights of indemnity or contribution.

6.3.4	The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defence of such claim or liability and any appeal arising thereof; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defence of such claim or liability and any appeal arising thereof. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defence of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defence of such claim.

6.3.5	If the Indemnifying Party (i) does not decide to assume full control over the defence of a claim subject to defence as provided in this Section, or (ii) does not adequately pursue such defence, the Indemnifying Party may participate in such defence, at its sole cost and expense, and the Indemnified Party shall have the right to defend such claim in the manner it deems appropriate, at the cost and expense of the Indemnifying Party.

6.3.6	If an injunction or order is obtained against one Party’s use of any Infringing Material by reason of the allegations, action or claim, or if such a claim, action or allegation is made or if in said Party’s opinion any such Infringing Material is likely to become subject of a claim, action or allegation of infringement or violation of an Intellectual Property Right of a Third Party, the Indemnifying Party shall, at its option and its expense:
a.	Procure for the Indemnified Party the right to continue using the Infringing Material; or

b.	Replace or modify the same so that it becomes non-infringing, which modification or replacement shall not adversely affect the applicable specifications for, or the use or operation by the Indemnified Party of, the Infringing Material; or

c.	If the options stated in a) and b) are not practicable, remove such Infringing Material from the Indemnified Party’s site(s) and refund to the Indemnified Party any charges paid by the Indemnified Party, other than charges for any actual period of use by the Indemnified Party, release the Indemnified Party from any further liability hereunder and pay all costs of the Indemnified Party to secure a replacement for the Infringing Material.
7.	CONFIDENTIALITY

7.1	All Confidential Information received by a Party or its Subsidiaries from the other Party or its Subsidiaries, or to which access is granted (e.g. via data banks) in connection with this Contract, even if not expressly designated as Confidential Information, shall only be used by the receiving Party and its Subsidiaries for the performance of its obligations under this Contract or to the extent the use of such Confidential Information is necessary in connection with a right to use granted to the receiving party. For as long as and to the extent that such Confidential Information is not generally known or the respective other Party to the Contract has not previously consented in writing to such Confidential Information being made known, the

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receiving Party and its Subsidiaries shall treat the information and documents as confidential with regard to Third Parties who are not involved in the performance of any obligation under this Contract.

If a Party or its Subsidiaries has to process personal data as part of this Contract, they shall comply with all applicable data protection legislation, agree to take required data security measures and enable the other Party to keep itself informed regarding compliance. These obligations shall also continue to apply after the termination of this Contract according to the applicable laws.

7.2	The Parties shall ensure that their employees, subcontractors and agents maintain the secrecy of all Confidential information to which they have access on the basis of their work or to which they are given access as a result of this Contract, and the Parties shall also impose this confidentiality obligation upon them in respect of the relevant period required under applicable laws after the termination of their employment agreements.

7.3	Unauthorized Access to or Use of Confidential Information

In the event of unauthorized access or attempt to access, unauthorized use or attempt to use Confidential Information, the relevant Party shall:
(a) Promptly notify the other Party in writing,
(b) Use best efforts to cooperate with such Party in any investigation and/or litigation against Third Parties deemed necessary by such Party to protect its Confidential Information and proprietary rights, and/or
(c) Use best efforts to stop and to prevent a recurrence of any such unauthorized access or use.
7.4	Return or Destruction of Confidential Information

Upon any termination of this Contract, a Party shall, as directed by the other Party, either return or destroy all copies (including the original) of Confidential Information that are in such Party’s possession. In the event Confidential Information is destroyed, such Party shall send written verification to the other Party that the destruction has been accomplished.

Notwithstanding the above, the Parties may a) maintain archival media containing any Confidential Information if and to the extent required by mandatory applicable law or an agreed upon quality system, b) the Parties may use such archived Confidential Information solely for back-up purposes, and c) such archived Confidential Information shall be returned or destroyed pursuant to this Section immediately upon expiration of the archival requirement. In addition, the Parties may maintain Confidential Information of the other Party after termination to the extent the use of such Confidential Information is necessary in connection with a right to use granted to the receiving party (e.g. manuals to results of the Services).

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8.	TERM OF THIS CONTRACT

The purpose of this Contract is to regulate the provision of all activities which are required to ensure a complete split of the IT systems and services of the QI AG Group and of the IFAG Group including the provision of any Services for which a replacement has not yet been found. The Parties expect and will use best efforts that all these activities will be completed until the earlier of a) completion of all IT Carve Out related activities, and b) March 31st, 2008. In case such activities are nevertheless not all completed by March 31st, 2008, IFAG Group shall — without additional compensation — continue to provide the Services for an additional period of six (6) weeks beyond March 31st, 2008. QI AG undertakes to give IFAG notice of its intent to use the aforementioned 6 weeks period as early as reasonably possible. Any extension beyond the aforementioned 6 weeks period requires the CIOs of both parties agreeing on such extension and its terms and conditions. Such agreement must be made in writing prior to expiry of the 6 weeks period as mentioned before. Notwithstanding the foregoing, if any Services are required by the QI AG Group after the aforementioned 6 week extension period as a result of delays in completion of the “SYSCO” (Section 1 of Exhibit 3) or “RIAS” (Section 2 of Exhibit 3) projects, then there shall be no additional compensation for extension of such Services until such time as SYSCO and RIAS are completed.

The term of this Contract shall not affect the term of the IP rights and/or licenses granted hereunder as well as any other provisions in this Contract (including but not limited to Section 2.3, last paragraph) which is due to its nature meant to also apply after termination of this Contract.

9.	MISCELLANEOUS

9.1	Definitions

The definitions contained in Exhibit 1 shall apply.

9.2	Interpretation

The Section and Exhibit headings, the table of contents and the list of exhibits are for reference and convenience purposes only and shall not be considered in the interpretation of this Contract.

9.3	Force Majeure

Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Contract for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, strikes, freight embargo, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party and of its sub-contractors. In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to resume performance of the Shared IT Services in such cases. The affected Party shall take commercially reasonable steps to mitigate damages arising out of the force majeure event.

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9.4	Language and Notices

Any notices permitted or required hereunder shall be made by registered mail or by telefax and confirmed by registered mail to the following addresses or such other addresses as submitted by a Party to the other from time to time in writing:
If to “IFAG”:
Infineon Technologies AG
Attn: Legal Department
Copy to: CIO
PO Box 80 09 49
81609 München
Germany
If to “QI AG”:
Qimonda AG
Attn: Legal Department
Copy to: CIO
Gustav-Heinemann-Ring 212
81739 München
Germany
9.5	Export and Import Compliance

Export of controlled commodities, technical data, or information about such commodities or data may be prohibited by law. Both Parties agree to take all steps reasonably necessary to comply with applicable export and import laws and regulations as they apply to use and distribution of the subject mater of this Contract.

9.6	No Implied Licenses

No right, expressed or implied, is granted by this Contract to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Contract.

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9.7	Non-Waiver

No express or implied waiver by any of the Parties to this Contract of any breach of any term, condition or obligation of this Contract shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Contract of the same or of a different nature. Any waiver, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Contract must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.8	Written Form

Amendments or Changes to this Contract shall only be valid if made in writing and duly signed by the Parties.

9.9	No Assignment

Neither Party may assign this Contract, delegate its obligations or assign its rights hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld.

9.10	No Agency

The Parties are independent contractors and nothing in this Contract is intended or shall be construed as one Party being an agent, partner, or joint venturer of the other Party.

9.11	Governing Law

This Contract shall be subject to the substantive law in force in Germany without reference to its conflicts of law provisions. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

9.12	Dispute Resolution and Arbitration

Each Party’s respective manager who is responsible for an area in which a dispute shall arise pursuant to this Contract, shall promptly discuss and attempt to resolve such dispute. Any dispute that cannot then be promptly resolved shall be escalated to the respective CIO’s of each Party. Any escalated dispute that cannot be promptly resolved by the Parties’ respective CIO’s shall be escalated to the respective CEOs. If the CEOs cannot find an agreement to settle such dispute, they shall be finally decided in accordance with the arbitration regulations of the German Arbitration Institution (Deutsche Institution für Schiedsgerichtsbarkeit e.V.), Bonn, to the exclusion of legal proceedings. The arbitration tribunal shall also be entitled to come to a binding decision regarding the validity of this arbitration clause. The venue of the arbitration shall be Munich.

The meaning of “promptly” as used in the preceding paragraph shall be interpreted within the context of the dispute, e.g., a dispute over a matter that may cause severe harm (such as unavailability of a mission critical Operational Service) would justify escalations within a matter or minutes or hours in the event that a

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resolution cannot be reached, but a dispute over a daily operational issue that does not cause material harm may be escalated after due course (such as 5 Business Days).

9.13	Severability

If any provision of this Contract is held to be invalid, illegal or unenforceable under applicable law the remaining provisions shall continue to be in full force and effect. The Parties undertake to replace the invalid provision or parts thereof by a new provision which will meet as closely as possible the economic effect intended by the Parties at the time of execution of this Contract.

9.14	No Exclusivity of Remedies

Unless explicitly set forth otherwise, this Contract shall not limit any right or remedy both Parties may have under applicable law.
SIGNATURES
IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed by their respective duly authorized representatives:

Infineon Technologies AG Munich
By:	/s/ iV Stefan Betz
	Name:	Stefan Betz
	Title:	Vice President Corporate Function Controlling

By:	/s/ ppa Michael Schmelmer
	Name:	Michael Schmelmer
	Title:	Corporate Vice President IT & CIO

Qimonda AG Munich
By:	/s/ ppa Torsten Klee
	Name:	Torsten Klee
	Title:	Vice President Accounting and Financial Reporting

By:	/s/ ppa Karl Pomschar
	Name:	Karl Pomschar
	Title:	CIO & Senior Vice President

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EXHIBIT 1 — DEFINITIONS:
“Affiliate” shall mean any company of either Party that is related to the respective Party in the sense of §§ 15 ff. of the German Corporation Law (“Aktiengesetz”).
“Amendment” shall mean a document agreed by the Parties and executed hereunder, that in any way alters (e.g., adds to, deletes from, or modifies) the terms and conditions of this Contract.
“Business Day(s)” shall mean any day that a location of a Party is open for business as defined by the operating calendar of the location of the Party where Operational Services are to be performed or delivered.
“Calendar Day(s)” shall mean a day or days as defined in the Gregorian calendar.
“Confidential Information” shall mean any technical and/or commercial information of a Party received by the other Party in any form under or in connection with this contract, including information relating to the disclosing Party’s respective businesses, facilities, products, services, techniques and processes, whether in the form of oral disclosure, demonstration, device, apparatus, model, sample of any kind, computer software (including, but not limited to, source code and documentation), magnetic media, document, specification, circuit diagram, or drawing or visual observation of the above. Confidential Information shall include any copies or abstracts made thereof as well as any modules, samples, prototypes or parts thereof. Confidential Information as defined above, however, does not include (i) any information in the public domain, unless such information was made public by the other Party’s failure to comply with its obligations under this contract, (ii) information already known to or in the possession of the other Party prior to entering into this contract, (iii) information independently developed by the other Party or (iv) information which is obtained by the other Party without restriction on disclosure.
“Deliverable(s)” shall mean those elements of the Services (as determined in Section 2 of the Contract), which are to be delivered by IFAG to QI AG in accordance with the applicable project schedule, delivery or milestone dates.
“IFAG Group” shall mean IFAG and its Subsidiaries.
“Intellectual Property Rights” Shall mean all intellectual and industrial property rights of any kind whatsoever, now or hereafter existing, including, without limitation patents, trade marks, service marks, rights in designs, trade names, present and future copyrights, utility and design models whether or not any of these are registered and including applications for any such right, matter or thing or registration thereof, trade secrets and rights of confidence, all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, as well as all documents, information and other records and data provided to the other Party in the course of the performance of this Contract.
“IT Carve Out” shall mean the complete split of the IT Systems and services of the QI AG Group and of the IFAG Group.
“Material” shall mean all materials and know-how which is subject to an Intellectual Property Right, including but not limited to Software, tools, documents, reports, data models, functional specifications, designs, drawings, manuals and magnetic tapes as well as complete or partial copies of the foregoing.
“QI AG Group” shall mean Qimonda AG and its Subsidiaries.
“Subsidiary” shall mean any company in which, presently or in the future, any Party owns more than fifty percent (50%) of such company’s voting capital or controlling interest, provided that a Subsidiary shall be deemed to be a Subsidiary only as long as such percentage of voting capital or controlling interest prevails. For the purposes of this Contract, QI AG and its Subsidiaries shall not be deemed to be Subsidiaries of IFAG.
“Third Party” or “Third Parties” shall mean any organization(s), company (or companies) or entities other than QI AG, IFAG, or the Parties respective Subsidiaries.

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EXHIBIT 2 — OPERATIONAL SERVICES
Preamble
These Operational Services follow an approach different from the former Shared IT Services, since these Operational Services are defined from a functional point of view, i.e. from the business process demanding that service. Therefore, the following Operational Services cover anything from the user interface across the involved application(s), platform, middleware to networks required to provide that functionality.
QS 01 SAP Applications Operations
SAP Applications Operations is to provide the SAP Basis 1 services, and the operation and maintenance for all SAP R/3-, mySAP-. SAP router-, SAP ITS-Systems, which are not yet carved-out. This includes but is not limited to the provision and operation of all necessary environments and services on server and storage systems- (e.g. EMC2/NetApp).
operating system- (UNIX)
database-systems (ORACLE).
middleware (including but not limited to Webmethods, SAP XI. MQ Series), connectivity- (WAN between /LAN at all sites where QI AG Group is present)
which are necessary to ensure the SAP functionality towards the end users.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 02 RIAS Applications Operations for Internal Order Management
RIAS applications operations for internal order management is to provide the operation and maintenance of the application RIAS which covers and runs all internal shipments from one QI AG Group location to another QI AG Group location. Including the internal order process as well as the physical shipping initiation. This includes but is not limited to the provision and operation of all necessary environments and services on server and storage systems- (mainframe at Siemens).
operating system- (BS 2000)
database-systems (ORACLE).
middleware (including but not limited to MQ Series and BS2000 Datenpools), connectivity- (WAN between /LAN at all sites where QI AG Group is present)
plus associated interfaces.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 03 Lotus Notes Applications Operations
The Lotus Notes landscape contains IT-Functionalities in following main areas:
Technology Development
Document and Knowledge Management
Lotus Notes applications operations is to provide the operation and maintenance of Applications based on Lotus Notes Technology and their IT-Support incl. Development
•	provision of user Support (2nd level) for the Lotus Notes based Applications supporting above functionalities

•	incident and problem management for the Lotus Notes based Applications supporting above functionalities

•	management of user requests for the Lotus Notes based Applications supporting above functionalities

•	provision of operational stability and availability for the Lotus Notes based Applications supporting above functionalities

•	release and configuration management for the Lotus Notes based Applications supporting above functionalities
This includes but is not limited to the provision and operation of all necessary environments and services on server and storage systems
operating system- (MS Windows)
database-systems (Lotus Notes DB System),
middleware (including but not limited to Lotus Notes Enterprise Integrator (LEI), Websphere, SAP

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Connector, MQ Series),
connectivity- (WAN between /LAN at all sites where QI AG Group is present)
plus associated interfaces.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 04 SAP Bl Reporting Operations
SAP Bl reporting operation is to provide the SAP Bl reporting services, and the operation and maintenance for all reporting solutions implemented and/or to be productive on SAP BW platform which have not been carved-out. This includes but is not limited to the provision and operation of all necessary environments and services on:
1)	SAP Bl Reporting Solutions inclusive of reports, queries as per follows:-

•	Purchasing

•	Consolidation and Reporting

•	Treasury

•	Human Resources

•	Receivables

•	IA R&D (to be implemented in Sept. 2007)

2)	Usage of SAP BW servers (e.g. EBI, DBI, QB1 and PBI)

3)	operating system (UNIX)

4)	database-systems (Oracle 9i)

5)	middleware (including but not limited to MQ Series, Open Hub),

6)	connectivity- (WAN between /LAN at all sites where QI AG Group is present)

7)	R/3 clients and flat files interfaces connected as source systems

8)	Interfaces to target system (i.e. Hyperion Financial Management)

9)	External Master Data Tools

10)	BPS for Treasury

11)	Service Desk for IACR (Consolidation and Reporting)

12)	Systems to be available 24/7 especially during financial closing

13)	Development resources from either SAMOS/L T for on going operation bug-fixes and stability which are necessary to ensure the SAP Bl Reporting functionality towards the end users.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 05 Master Data Applications Operations
Master Data Applications Operations is to provide the infrastructure and application services, as well as the operation and maintenance for the Master Data Maintenance and Handling Systems PGS+, DEAL, Prosa, which are not yet carved-out. This includes but is not limited to the provision and operation of all necessary environments and services on server and storage systems,
operating system (UNIX, MS Server),
database-systems (ORACLE),
middleware (including but not limited to Mercator, webMethods, SAP XI, MQ Series), connectivity (WAN between /LAN at all sites where QI AG Group is present), which are necessary to ensure the Master Data maintenance functionality towards the (internal and external) end users.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 06 IBM Rational Tool Operations
IBM Rational Tools Operations is to continue the basic tool support to ensure the SW development for all ProFAB and MIB global applications.
This includes but is not limited to operation and maintenance for all relevant SW development tools:
•	ClearCase as a world-wide distributed development repository with replications at all QI AG Group production sites

•	ClearQuest as tracking tool for enhancements and bug fixes in the SW development process

•	RequisitePro as a system requirements data base

•	Rational Rose Data Modeller/Enterprise as a UML based specification and design tool

•	TestManager as a test framework including Rational Robot, Purify (Plus), Quantify and PureCoverage

•	SoDA, SALT and Crystal Reports for development reporting
The IBM Rational Tools Operations rely on connectivity, data base and operating system support at various sites.

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The definition and maintenance of the SW development process itself is provided by QAG IT PA DQ, the SW development project support by CATO.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
Provide necessary infrastructure services (i.e. Storage, Servers, Network, Client,) for the use of Clearcase. This includes but is not limited to CC-Registry Check, Multisite Sync (check+resolve), User Support, change coordination, Reporting, Training, Patching, Upgrade. In particular this drills down to:
Standard Operations
•	Daily, Weekly, upon request: Maintenance of Clearcase (e.g. Administration, Housekeeping, Monitoring, Maintenance, Backup control, Capacity Control)

•	Daily Database Administration, Maintenance

•	Daily Proactive Problem Management Support

•	Daily Inter IBM Rational Suite communications control and maintenance

•	Daily ClearCase specific: Active Replication Control (VOB Synchronisation)
Standard Incident Management (incl. routine changes)
•	Daily Routine Change Execution

•	Minor changes

•	Functional and Hierarchical Escalation Management
Change + Release Management
•	Provisioning and Maintenance of Clearcase on TerminalServers, QI AG Group Standard Clients

•	TestWeb Server maintenance

•	Significant and major changes

•	Urgent/Emergency changes
Problem Management
•	Reactive Problem Management Support

•	Interface to third level support from IBM
Additional Tasks
•	Weekly Status Meetings

•	License Provisioning (quarterly)

•	Staging/Testing of Patches, Releases, Fixes (monthly)

•	Coaching, Training (quarterly)
QS 07 Purchasing Applications operations
Purchasing applications operations includes but is not limited to the provision and operation of all necessary environments and services for the QI AG Group purchasing processes and respective business users.
This encompasses the following tools and applications:
•	SAP MM PUR

•	Softcon for reporting functionality

•	Catalogue Buying
This includes but is not limited to the provision and operation of all necessary environments and services on :
•	For SAP MM:
server and storage systems- (e.g. EMC/NetApp),
operating system- (UNIX)
database-systems (ORACLE),
middleware (including but not limited to Webmethods, SAP XI, MQ Series), connectivity- (WAN between /LAN at all sites where QI AG Group is present),
•	With Softcon following SAP systems are linked to the Softcon server located in Cologne: Dresden300, Malacca, Porto, Richmond, Suzhou, Munich

•	For catalogue buying: IMDS and SAP P03/585 with linkage to SIS plus associated interfaces.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process).

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QS08 Shipment and Warehousing Applications Operations
Shipment and Warehouse applications operations includes but is not limited to the provision and operation of all necessary environments and services for the two following topics:
1) Shipment processes based on following tools and applications to be supported by EA:
•	Assist 4

•	MIC

•	Sikit with CLRT

•	Hltrans

•	Nostas

•	Citrix
2) Warehouse processes for Material Warehouses at FE, BE and DC locations, based on following global tools and applications
•	SAP MM and SAP IMIWM

•	Sicalis

•	DAMON
For both Shipment processes and Warehouse processes, this includes but is not limited to the provision and operation of all necessary environments and services on server and storage systems- (e.g. EMC2/NetApp),
operating system- (UNIX)
database-systems (ORACLE),
middleware (including but not limited to Web methods, SAP XI, MQ Series), connectivity- (WAN between /LAN at all sites where QI AG Group is present)
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 09 B2B/EAIOperations
B2B/EAIOperations is to provide infrastructure and application services for Qi for external B2B communication with Qi’s customers and other partners, Such communication is based on standardized protocolls like EDIFACT, RosettaNet PIPs, Ansi X12, etc. Additionally also internal application integration is supported by this platform. This service shall be provided only for systems and functionality, which are not yet carved-out. This includes but is not limited to the provision and operation of all necessary environments and services on
•	server and storage systems- (e.g. EMC2/NetApp),

•	operating system- (UNIX)

•	database-systems (ORACLE),

•	connectivity- (WAN between /LAN at all sites where QI AG Group is present),
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 10 EPOS and Hvperion Operations
EPOS and Hyperion HFM are to provide the Financial Consolidation resp Calculation and inventory Evaluation towards the end users. “EPOS and Hyperion HFM operations” shall provide operations and maintenance for all such IT systems serving the purpose as described above until carved-out. This includes but is not limited to
•	the applications EPOS and Hyperion HFM

•	server and storage systems- (e.g. EMC2/NetApp),

•	operating system- (UNIX)

•	database-systems (ORACLE),

•	connectivity- (WAN between /LAN at all sites where QI AG Group is present),
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 11 COBARIS Operations Support

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The R&D Controlling Toolbox (herein referenced only as COBARIS) consists of a central database COBPROD and 4 applications:
AZE for work time accounting,
Cobaris to manage material costs and postings that are not or entered wrong into SAP,
Prost project master data maintenance
and
IPP for integrated project planning (IPP is already replaced at QI AG Group by KLUSA.)
AZE, COSARIS and PROST are planned to be replaced by October, 1st 2007 by SAP PS. As fallback solution the three tools should be available until 2007-12-31.
This includes but is not limited to the provision and operation of all necessary environments and services on
•	The central DB server hosting the COSPROD. Clients from Munich access with locally installed applications that DB. All other locations are accessing COSPROD via the Infineon Application Portal, that provides via Citrix Metaframe the R&D applications.

•	MQseries interfacing to various SAP systems

•	The R&D datamart with SQLoader data for R&D reporting.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 12 LiveLink Intranet
The Intranet at QI AG and IFAG is based on the Livelink application. The shared services for LiveLink (Frontend/Sackend and Formbased Client) needs to be extended.
This includes but is not limited to the provision and operation of all necessary environments and services on
The Web-based applications running on Livelink
Server / Storage used for Livelink Intranet
Webservers / Loadbalancers used for Livelink Intranet
Operating system- (Windows)
Database-systems (ORACLE),
The “search” application based on the search engine Verity
The “news” application based on a net Application
connectivity- (WAN between /LAN at all sites where QI AG Group is present)
which are necessary to ensure the Intranet availability towards the end users.
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application (or other Infineon process)
QS 13 Workplace — Collaborative Messaging Services and Active Directory Operations
Workplace — Collaborative Messaging Services consist of:
iMeet, Livemeeting 2005
The Active Directory Service consist of the following core services
Design and Operation of IFAG Active Directory (Domain Controller, GPOs, Security Management, Trusts etc.)
Design and Operation of IFAG Name Services (DNS, WINS etc.) as long as QI is using name resolution within IFAG
Incident-, Change-, Service Request- and Configuration Mgmt shall be handled via REMEDY Application.
QS 14 SIPORT Service
The SIPORT service provides physical access (control) at all participating sites and time recording at certain sites. In additional functionality it provides services for badge creation / administration and alarm pursuit. Siport is also data source for SAP time management “Pollux” (in respect of time bookings) and IDMS (in respect of badges transponder ID’s -> currently utilized by iPrint service). Pollux carve out will be completed in early July 2007. IDMS carve out is not yet completed.
SIPORT service is as follows for server and client applications maintained by IFAG staff:
Connectivity:
LAN: communication between a sites’ Siport hardware components (readers, controllers, M-Boxes, XMP units) is realized via
LAN and partly RS485 wiring
LAN: communication between Siport server and SOL database is realized via LAN
LAN: communication between Siport client machines and Siport server is realized via LAN

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WAN: communication between remote Siport sites concentrators (e.g. controllers, M-Boxes) and Siport servers is realized via WAN
WAN: communication between Siport servers is realized via WAN (between all Siport sites and Siport main server Dresden)
Servers: Siport server software runs on physical machines (carve out complete end of September 2007)
Operating system: Siport servers run on Windows 2000 Server / Windows 2003 Server
Storage: Siport server software lies on local harddisks integrated directly in servers
Database: Siport databases lie on several MS SOL 2000 database servers (partly clustered) (carve out complete end of September 2007)
Middleware: currently no middleware software in use for data transfers (currently only direct LDAP / VPN P2P connectivity)
Client applications: client applications partly run on Terminal Servers (carve out status unclear) but mostly on physical client machines
QS 15 Malacca Infrastructure Support
QI AG Group intends to carve out the QI AG Group IT systems in Malacca. Infrastructure Services such as LAN, Storage systems, Back Up systems, Print Services, Voice and other Standard Services as currently existing shall be provided in order to support QI AG Group employees at the site until the respective functions are transferred to QI AG Group own operations. <further discussion required>
QS 16 DMZ AsiaPAC Support
QI AG Group intends to implement its own DMZ for region APAC. Until finalization of this project, the DMZ Service as currently existing shall be provided in the region APAC. The scope of this Service is given in what follows: the DMZ service provides an environment for applications used in a shared or exclusive mode (e.g. Tarantella, Gina, Web Portal, E-mail to and from outside, business partner connections, Blackberry). It includes the administration (MACD’s) of the active network components, monitoring of the network environment, capacity planning, project support for new applications, incident management (including security incidents), problem management, logging and reporting of security relevant events, communication to business partner in case of changes, reporting of KPI’s regarding DMZ operation etc. Applications including servers are maintained and administrated by the respective application owner.
QS 17 Specific Middleware Service
Specific Middleware Services may not have been yet addressed under other Service Descriptions herein. In order to accomplish a functioning IT landscape for QI AG Group, those middleware platforms that were used in the past and are additionally needed as underlying Sub-Services to other Services, are in scope of this Service described herein under this Service Description. The following Technologies (but not limited to that) are included:
Mercator
openFT
Tibco RV
Tibco RVRD
UC4

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Exhibit 3 — Project Support
Preamble
Project Support consists of activities in Shared Projects (section 1 and 2 of this Exhibit) as well as of QI AG projects where Project Support is still necessary in order to finalize necessary IT Carve Out activities (referred to as Additional Project Support).
Additional Project Support is needed in a variety of carve out projects run by QI AG as certain tasks (such as Data Migration, Application Knowledge Transfer, Facility Access) can be done only by IFAG respectively its external consultants.
1. SYSCO (SAP Consolidation Program)
The SYSCO Program consists of the following IT projects
ITAM SAP System Consolidation
ITAM 2-24 SAP System Consolidation — San Jose (PRO)
ITAM 2-25 SAP System Consolidation — Tokyo
ITAM 2-26 SAP System Consolidation — Kista (P20)
ITAM 2-27 SAP System Consolidation — Malacca (M01)
ITAM 2-28[1].2 SAP System Consolidation — Villach (PVI)
ITAM 2-28 SAP System Consolidation EUP
ITAM 2-29 SAP System Consolidation CRM
ITAM 2-45 SAP System Consolidation Cross subproject activities
Not relevant to QI AG Group and, therefore not subject to this Agreement are the projects “ITAM 2-26 SAP System Consolidation — Kista (P20)”, “ITAM SAP System Consolidation EUP” and “ITAM 2- 29 SAP System Consolidation CRM”.
Details on the SYSCO program and its sub-projects are described in the respective program/project approval documents.
2. RIAS Replacement
The Rias Replacement program consists of the following IT projects
ITAM 2-41 RRP — Rias Replacement Program
ITAM 2.41.1 Rias Replacement Program Inter-company Shipment (RRP-IS)
ITAM 2-41.2 SAP for ISAR
ITAM 2-41.3 Project Disrtibution Center China
Relevant to QI AG Group is the project ITAM 2.41.1 Rias Replacement Program Inter-company Shipment (RRP-IS) which targets to:
Implement SAP SO for all involved shipping sides in order to trigger delivery notes and invoices
Implement SAP XI for Master Data transport
Implement SAP XI for transactional data
Implement transactional accounting for Fl documents
Implement proper Incoterm DDU relation Subprojects
3. Additional Project Support
The following list of Additional Project Support Services is not comprehensive and further Additional Project Support Services may be requested by QI AG in accordance with Section 2.2 of the IT Transformation Agreement.

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Category	Activity	KLUSA_ID
Finance Applications	EPOS Split
Finance Applications	Hyperion HFM Split
Finance Applications	LogDB Migration	7060019
Finance Applications	Lotus Notes Migration	7030031
Finance Applications	SAP Carve Out; DRS, MUC
Finance Applications	SAP Carve Out: SIN
Applications for Legal Dept	Setup Document Mgmt System (DMS)
Master Data Applications	Material & Technical MD
Reporting	SAP BI Solutions Carve Out	7040042
SCM Applications	Purchasing Applications Carve Out	7060055
	SIKIT-CLRT Carve Out Distribution
SCM Applications	Center AP	7060034
	Middleware Tibco BW, eMAP,
System Applications	Webmethods
System Applications	IBM Rational Tools Set Up (QATO)	7050004
System Applications	Monitoring Tools Build
	IDMS — Qimonda Identity Management
QI Basic IFR / Identity	System	7070006
	Carve Out Malacca (LAN; Storage,
QI Basic IFR / LAN	Backup)
QI Basic IFR / WAN/DMZ/Firewall	Q DMZ APAC	7010036

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